                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                        HENRY SCHEIN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1997

                            ------------------------

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Henry Schein, Inc. (the "Company"), to be held at 4:00 P.M., on Thursday, May 22, 1997 at the Huntington Hilton, 598 Broadhollow Road, Melville, New York.

    The Annual Meeting will be held for the following purposes:

    1.  To elect 11 directors of the Company for terms expiring in 1998.

    2. To amend the Company's Certificate of Incorporation to eliminate the provision providing for a maximum number of directors, to provide authority for the board to establish from time to time the number of directors, to eliminate the provision preventing the board from amending or repealing By-Laws adopted by the stockholders, and to eliminate certain supermajority voting requirements.

    3. To amend the Company's By-Laws to permit the directors to fill any board vacancies that arise from time to time and to eliminate the provision preventing the board from amending or repealing By-Laws adopted by the stockholders.

    4. To amend the Company's 1994 Stock Option Plan to increase the number of shares issuable under the plan and to increase the maximum number of shares subject to options that may be granted to a participant in any fiscal year of the Company.

    5. To ratify the selection of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 27, 1997.

    6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on April 1, 1997 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

    Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States.

                                          STANLEY M. BERGMAN

                                          Chairman, Chief Executive Officer

                                            and President

Melville, New York

April 23, 1997

                               HENRY SCHEIN, INC.
                                135 DURYEA ROAD
                            MELVILLE, NEW YORK 11747

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    The Board of Directors of Henry Schein, Inc. (the "Company") has fixed the close of business on April 1, 1997 as the record date for determining the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), entitled to notice of and to vote at the 1997 Annual Meeting of Stockholders (the "Annual Meeting"). As of that date, there were outstanding 23,324,085 shares of Common Stock, each entitled to one vote. The Notice of Annual Meeting, this Proxy Statement and the form of proxy are first being mailed to stockholders of record of the Company on or about April 23, 1997. A copy of the Company's 1996 Annual Report to Stockholders is being mailed with this Proxy Statement but is not incorporated herein by reference.

    Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1) or the ratification of the selection of independent public accountants (Proposal 5). Since approval of the proposed amendments to the Company's Certificate of Incorporation (Proposal 2) requires the affirmative vote of 80% of the outstanding shares, approval of the proposed amendment to the Company's By-Laws (Proposal 3) requires the approval of two-thirds of the outstanding shares, and the amendment to the Company's 1994 Stock Option Plan (Proposal 4) requires the approval of a majority of the outstanding shares, shares abstaining and broker non-votes will effectively be an "against" vote with respect to each such matter.

    The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons. In addition, the Company has retained D.F. King & Co., Inc. of New York, New York, a proxy solicitation organization, to assist in the solicitation of proxies. The fee of such organization in connection herewith is estimated to be $5,000, plus reasonable out-of-pocket expenses.

    The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by executing a subsequent proxy and delivering it to the Secretary of the Company, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table on page 14 of this Proxy Statement and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

                                                                                 SHARES
                                                                           BENEFICIALLY OWNED
                                                                         -----------------------
                                                                                       PERCENT
NAME AND ADDRESS                                                           NUMBER     OF CLASS
-----------------------------------------------------------------------  ----------  -----------
Stanley M. Bergman (1)(2)..............................................   8,424,175        35.6%
Marvin H. Schein, Individually and as Trustee (1)(3)...................   3,717,006        15.9%
Leslie J. Levine, as Trustee (1)(4)....................................   2,968,347        12.7%
Pamela Schein (1)(5)...................................................   1,642,504         7.0%
Irving Shafran and Judith Shafran, as Trustees (1)(5)..................   1,642,504         7.0%
Marion Bergman, as Trustee (1)(6)......................................   1,429,285         6.1%
Leslie Bergman, as Trustee (1)(7)......................................   1,238,120         5.3%
Barry J. Alperin.......................................................       2,667           *
Gerald A. Benjamin (8).................................................      87,023           *
James P. Breslawski (9)................................................     195,822           *
Leonard A. David (10)..................................................      33,413           *
Pamela Joseph (11).....................................................     355,180         1.5%
Donald J. Kabat........................................................       2,267           *
Mark E. Mlotek (12)....................................................      45,617           *
Steven Paladino (13)...................................................      92,023           *
Directors and Executive Officers as a Group (18 persons) (14)..........   9,112,089        38.5%

------------------------

*   Represents less than 1%.

 (1) Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

 (2) Includes (a) 9,900 shares which Mr. Bergman owns directly and which he has the power to vote and the power to dispose of in accordance with the HSI Agreement (as defined herein), (b) 2,897,020 shares which Mr. Bergman shares the power to vote pursuant to voting trust agreements, (c) options to purchase 367,464 shares of Common Stock exercisable within 60 days by certain executives which shares will be subject to the Voting Trust (as defined herein) and which Mr. Bergman will share the power to vote and (d) an additional 5,149,791 shares held by certain stockholders of the Company, which shares are required by the HSI Agreement to be voted for the eight nominees for director selected by Mr. Bergman in accordance with the HSI Agreement. The shares described in (a) through (c) must also be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

 (3) Includes (a) 748,659 shares which Mr. Schein owns directly and (b) 2,968,347 shares owned in trusts for the benefit of Mr. Schein and his family members, and/or trusts for charities of which Mr. Schein and Mr. Levine are co-trustees. Mr. Schein has the power to vote and to dispose of such shares in accordance with the HSI Agreement. Mr. Schein has the right to nominate one director to the Board of Directors in accordance with the HSI Agreement. Certain stockholders of the Company (including Mr. Schein) are required to vote for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

 (4) Mr. Levine holds such shares as co-trustee of trusts for the benefit of Marvin H. Schein and his family members, and/or trusts for charities. Mr. Levine has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS - Certain Voting Arrangements."

 (5) The shares are owned by a revocable trust established by Ms. Schein of which Mr. Shafran and Ms. Shafran are co-trustees. Ms. Schein has the power to dispose of such shares if she revokes the trust, subject to the HSI Agreement. Mr. Shafran and Ms. Shafran have the power to dispose of such shares in accordance with the HSI Agreement. All of such shares are subject to the Voting Trust. Ms. Schein has the right to nominate one director to the Board of Directors in accordance with the HSI Agreement. Certain stockholders of the Company (including the trustees of the revocable trust) are required to vote for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

 (6) Ms. Bergman holds such shares as a trustee or co-trustee of trusts established by Stanley M. Bergman for the benefit of Stanley M. Bergman and his family members. Ms. Bergman has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS -Certain Voting Arrangements."

 (7) Leslie Bergman holds such shares as co-trustee of trusts established by Stanley M. Bergman for the benefit of Stanley M. Bergman and his family members. Leslie Bergman has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

 (8) Includes (a) 1,000 shares owned directly, (b) 50,490 shares subject to the Voting Trust and (c) options to purchase 35,533 shares of Common Stock exercisable within 60 days which will be subject to the Voting Trust upon exercise. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

 (9) Mr. Breslawski has the power to dispose of such shares in accordance with the HSI Agreement. All of such shares are subject to the Voting Trust and must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS - Certain Voting Arrangements."

(10) Includes (a) 2,500 shares owned directly, (b) 14,850 shares subject to the Voting Trust and (c) options to purchase 16,063 shares of Common Stock exercisable within 60 days which will be subject to the Voting Trust upon exercise. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(11) Ms. Joseph has the power to dispose of such shares in accordance with the HSI Agreement. All of such shares are subject to the Voting Trust. Ms. Joseph has the right to nominate one director to the Board of Directors in accordance with the HSI Agreement. Certain stockholders of the Company (including Ms. Joseph) are required to vote for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(12) Includes (a) 2,000 shares owned directly, (b) 14,850 shares subject to the Voting Trust, (c) options to purchase 23,967 shares of Common Stock exercisable within 60 days which will be subject to the Voting Trust upon exercise and (d) 4,800 shares which Mr. Mlotek has the power to vote as trustee of trusts for certain third parties. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(13) Includes (a) 3,500 shares owned directly, (b) 50,490 shares subject to the Voting Trust and (c) options to purchase 38,033 shares of Common Stock exercisable within 60 days which will be subject to the Voting Trust upon exercise. Mr. Paladino has the power to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(14) Includes (a) all shares described in the preceding notes (2) through (13), and (b) 670,180 shares held by other executive officers which are not subject to the Voting Trust, and 4,934 shares held by other directors which are not subject to the Voting Trust. See "ELECTION OF
      DIRECTORS--Certain Voting Arrangements."

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Eleven directors are to be elected at the Annual Meeting to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has approved the persons named below as nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 1996 Annual Meeting. All nominees have consented to be named and to serve if elected. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Directors will be elected by plurality vote. Set forth below is certain information concerning the nominees:

NAME                                                      AGE                            POSITION
----------------------------------------------------     -----     ----------------------------------------------------
Stanley M. Bergman..................................          47   Chairman, Chief Executive Officer, President and
                                                                     Director
James P. Breslawski.................................          43   Executive Vice President and Director
Gerald A. Benjamin..................................          44   Senior Vice President--Administration and Customer
                                                                     Satisfaction and Director
Leonard A. David....................................          48   Vice President--Human Resources, Special Counsel and
                                                                     Director
Mark E. Mlotek......................................          41   Vice President, General Counsel, Secretary and
                                                                     Director
Steven Paladino.....................................          40   Senior Vice President, Chief Financial Officer and
                                                                     Director
Barry J. Alperin....................................          56   Director
Pamela Joseph.......................................          54   Director
Donald J. Kabat.....................................          61   Director
Marvin H. Schein....................................          55   Founder, Schein Dental Equipment, and Director
Irving Shafran......................................          53   Director

    STANLEY M. BERGMAN has been Chairman, Chief Executive Officer, and President since 1989 and a director of the Company since 1982. Mr. Bergman held the position of Executive Vice President of the Company and Schein Pharmaceutical, Inc. from 1985 to 1989 and Vice President of Finance and Administration of the Company from 1980 to 1985. Mr. Bergman is a certified public accountant.

    JAMES P. BRESLAWSKI has been Executive Vice President of the Company since 1990, with primary responsibility for the North American Dental Group, the Veterinary Group and corporate creative services, and a director of the Company since 1990. Between 1980 and 1990, Mr. Breslawski held various positions with the Company, including Chief Financial Officer, Vice President of Finance and Administration and Controller. Mr. Breslawski is a certified public accountant.

    GERALD A. BENJAMIN has been Senior Vice President of Administration and Customer Satisfaction since January 1993, including responsibility for the worldwide human resource function, and has been a director of the Company since September 1994. Prior to holding his current position, Mr. Benjamin was Vice President of Distribution Operations of the Company from 1990 to December 1992 and Director of Materials Management of the Company from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 13 years in various management positions at Estee Lauder, where his last position was Director of Materials Planning and Control.

    LEONARD A. DAVID has been Vice President of Human Resources and Special Counsel since January 1995. Mr. David held the office of Vice President, General Counsel and Secretary from 1990 to January 1995 and practiced corporate and business law for eight years prior to joining the Company in 1990. Mr. David has been a director of the Company since September 1994.

    MARK E. MLOTEK joined the Company in December 1994 as Vice President, General Counsel and Secretary and became a director of the Company in September 1995. Prior to joining the Company, Mr. Mlotek was a partner in the law firm of Proskauer Rose Goetz & Mendelsohn LLP, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989 until he joined the Company.

    STEVEN PALADINO has been Senior Vice President and Chief Financial Officer of the Company since April 1993 and has been a director of the Company since December 1992. From 1990 to April 1993, Mr. Paladino served as Vice President and Treasurer and from 1987 to 1990 served as Corporate Controller of the Company. Before joining the Company in 1987, Mr. Paladino was employed as a public accountant for seven years and most recently was with the international accounting firm of BDO Seidman, LLP. Mr. Paladino is a certified public accountant.

    BARRY J. ALPERIN has been a director of the Company since May 1996. Mr. Alperin has been a private consultant since August 1995. Mr. Alperin served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995. Mr. Alperin served as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990 and as its Senior Vice President and Executive Vice President from 1985 through 1989. Mr. Alperin currently serves as a director for Seaman Furniture Company, Inc., a furniture retailing company, and K'nex Industries, Inc., a wholesale toy company.

    PAMELA JOSEPH has been a director of the Company since September 1994. For the past five years, Ms. Joseph has been a self-employed artist and is President of Anderson Ranch Arts Center. Ms. Joseph is also a trustee of Alfred University.

    DONALD J. KABAT has been a director of the Company since May 1996. Mr. Kabat is President of D.K. Consulting Services, Inc. and served as Chief Financial Officer of Central Park Skaters, Inc. from September 1992 to September 1995. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting, an affiliate of Arthur Andersen, LLP.

    MARVIN H. SCHEIN has been a director of the Company since September 1994 and has provided consulting services to the Company since 1982. Mr. Schein founded Schein Dental Equipment Corp., a subsidiary of the Company, serving as its President for the past 16 years. Prior to founding Schein Dental Equipment Corp., Mr. Schein held various management and executive positions with the Company.

    IRVING SHAFRAN has been a director of the Company since September 1994 and was nominated by Pamela Schein as her designee for director of the Company. Mr. Shafran has been an attorney in private practice for the past 25 years. From 1991 through December 1995, Mr. Shafran was a partner in the law firm of Anderson Kill Olick and Oshinsky, PC.

CERTAIN VOTING ARRANGEMENTS

    The Amended and Restated HSI Agreement (the "HSI Agreement") among certain stockholders of the Company, which was entered into in connection with the Company's reorganization in 1994, provides that until the earlier of January 1, 1999 or the termination of the voting trust established in connection therewith (the "Voting Trust"), Marvin H. Schein, Pamela Joseph and Pamela Schein each have the right to select one nominee for director and Stanley M. Bergman (as voting trustee) or his successor voting trustee has the right to select the remaining nominees. Mr. Schein and Ms. Joseph have chosen to be nominees for director and Ms. Schein has selected Mr. Shafran as a nominee for director. Mr. Bergman has selected the remaining nominees for director. The parties to the HSI Agreement, who currently have the right to vote approximately 35.1% of the Company's outstanding Common Stock, are required to vote for all such nominees. The HSI Agreement provides that, in general, from the earlier of January 1, 1999 or the termination of the Voting Trust until the earlier of (i) January 1, 2004,
(ii) the first date on which Marvin H. Schein and his family group no longer beneficially own at least 25% of the outstanding Common Stock that they owned immediately after the reorganization, or (iii) the date of certain changes in the Company's management, Mr. Bergman (or his successor voting trustee) has the right to select all of the nominees to the Board of Directors; provided, that if Marvin H. Schein does not approve such nominations, Mr. Bergman (or his successor trustee) and Mr. Schein will each select an equal number of nominees (of which one will be an independent nominee) and an additional nominee will be selected by the two independent nominees. If any director previously nominated pursuant to the HSI Agreement ceases to hold office, the individual who nominated such director shall have the right to nominate his or her successor.

    The Voting Trust expires on December 31, 1998, unless earlier terminated. The shares subject to the Voting Trust, which includes shares held by certain executives and other stockholders of the Company, are voted by Mr. Bergman, except that the participants in the Voting Trust retain the power to vote their shares in connection with (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation of the Company or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company, whether directly or indirectly, through a transfer of its subsidiaries or a significant business of the Company. Approximately 13.4% of the Company's outstanding Common Stock is held pursuant to the Voting Trust.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 28, 1996 ("fiscal 1996"), the Board of Directors held seven meetings.

    The Board of Directors has an Audit Committee which currently consists of Messrs. Alperin and Kabat. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent public accountants. The Audit Committee also reviews the Company's consolidated financial statements and the adequacy of the Company's internal controls. The Audit Committee meets with the independent public accountants to discuss the results of their audit of the Company, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee held two meetings in fiscal 1996.

    The Board of Directors has a Compensation Committee which currently consists of Messrs. Alperin and Kabat. The Compensation Committee makes recommendations regarding the compensation and benefit policies and procedures of the Company. The Compensation Committee held one meeting during fiscal 1996.

    The Board of Directors has a Stock Option Committee which currently consists of Messrs. Alperin and Kabat. The Stock Option Committee determines grants under the Company's 1994 Stock Option Plan. The Stock Option Committee held one meeting during fiscal 1996.

COMPENSATION OF DIRECTORS

    In fiscal 1996, Messrs. Alperin and Kabat each received a $20,000 annual retainer, plus an additional $500 per board meeting and $250 per committee meeting attended, and were granted options to purchase 5,000 shares of the Company's Common Stock. For fiscal 1997, Messrs. Alperin and Kabat each receive a $25,000 annual retainer, plus an additional $1,000 per board meeting and $500 per committee meeting attended (or $750 if such committee meeting is held on a day other than a day on which a board meeting is held), and were granted options to purchase 1,000 shares of the Company's Common Stock. Directors are reimbursed for their out-of-pocket expenses in attending board meetings and committee meetings.

                                   PROPOSAL 2
                          AMENDMENT OF THE CERTIFICATE
                                OF INCORPORATION

    Article "Fifth" of the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation"), the complete text of which, prior to amendment as proposed hereby, is included as Exhibit A to this Proxy Statement, contains various provisions relating to the governance of the Company. Specifically:

        (a) section "A" provides that the number of directors of the Company shall be no less than five and no more than 11 through December 31, 1998, and thereafter the number of directors shall be nine,

        (b) section "B" provides, among other things, that stockholders may adopt any By-Law and may amend or repeal any By-Law adopted by the Board of Directors and that the Board of Directors may not amend or repeal any By-Law adopted by the stockholders, and

        (c) section "C" requires the affirmative vote of 80% of the outstanding shares to amend or repeal, or to adopt any provisions inconsistent with, Article "Fifth."

    See "Election of Directors--Certain Voting Arrangements" regarding certain agreements relating to the governance of the Company.

    The proposed amendment to Article "Fifth" of the Certificate of Incorporation would (a) eliminate the limit on the maximum number of directors of the Company, while specifying only that the number of directors shall be as specified in the By-Laws or as fixed from time to time by resolution of the Board of Directors, and that there shall not be fewer than five directors, (b) eliminate the provision preventing the Board of Directors from amending or repealing By-Laws adopted by the stockholders and (c) eliminate the 80% voting requirement with respect to amendments of Article "Fifth."

    Sections "A" and "B1" of Article "Fifth," as proposed to be amended, would read in their entirety as follows, and section "C" of Article "Fifth" would be deleted:

    FIFTH:

        A. The number of directors which shall constitute the entire Board of Directors shall be as provided in the Corporation's By-Laws or as fixed from time to time by resolution of the Board of Directors, but shall not be fewer than five.

        B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

           1. To adopt, amend or repeal any By-Law (PROVIDED, HOWEVER, that any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any by-laws may be adopted, by the stockholders of the Corporation);

    The current version of section "A" of Article "Fifth" provides that the maximum number of directors shall be 11 through December 31, 1998, which is the number of individuals presently serving as director, and shall thereafter be nine. The Board of Directors believes that it would be desirable to increase the Company's flexibility to obtain the services of one or more additional individuals as a director, by eliminating the limitation in the Certificate of Incorporation on the maximum number of directors. The proposed amendment would permit one or more additional directors to be added to the Board without the need for a Board vacancy to exist as a result of the death, disability, removal or resignation of a current director. In connection with the proposed acquisition (the "Proposed Acquisition") by the Company of Micro Bio-Medics, Inc. ("MBMI"), the Company has agreed with Bruce Haber, the President and Chief Executive Officer of MBMI, pursuant to the terms of an employment agreement with Mr. Haber (the

"Haber Contract") which would become effective at the time the Proposed Acquisition is completed, to use its reasonable best efforts to cause Mr. Haber to be nominated for election as a director of the Company during the term of such employment agreement. Accordingly, the Company intends, following completion of the Proposed Acquisition and assuming stockholder approval of this Proposal and of Proposal 3, to expand the number of directors to twelve and to fill such newly created vacancy by electing Mr. Haber to the Board.

    With regard to the proposed amendment to section "B1" of Article "Fifth", section 109 of the Delaware General Corporation Law (the "DGCL") allows a Delaware corporation to confer on its directors the power to adopt, amend or repeal any bylaw, provided that such right of the directors shall not divest the stockholders of the power to adopt, amend or repeal any bylaw. Article "Fifth" currently allows the directors to adopt, amend or repeal any By-Law other than any By-Law adopted by the stockholders of the Company. Since all of the By-Laws of the Company were approved by the stockholders in September 1994, Article "Fifth" effectively prevents the directors from amending or repealing any of the Company's By-Laws. The Board of Directors believes that it would be desirable to increase the Company's flexibility and its ability to respond to changing conditions by permitting the directors to adopt, amend or repeal any of the Company's By-Laws, regardless of the manner in which such By-Laws were originally adopted. The proposed amendment to Article "Fifth" would eliminate any restriction on the power of the directors to adopt, amend or repeal any By-Laws of the Company, and would continue to expressly incorporate the retained power of the stockholders under section 109 of the DGCL to adopt, amend or repeal any By-Law, including any By-Law adopted, amended or repealed by the directors. Proposal 3 includes a conforming amendment of the By-laws provision that corresponds to section "B1" of Article "Fifth" of the Certificate of Incorporation.

    Absent a provision in the Certificate of Incorporation requiring a higher percentage vote, under section 242 of the DGCL, a simple majority of the outstanding shares of capital stock is sufficient to authorize any amendment to a corporation's certificate of incorporation. Section "C" of Article "Fifth" currently requires the affirmative vote of 80% of the outstanding shares of Common Stock to amend or repeal, or adopt any provision inconsistent with, that Article. The Board of Directors believes that it is desirable for the Company to have the ability to amend its Certificate of Incorporation without the requirement of an 80% "supermajority" vote and that the 80% supermajority requirement would be inconsistent with the other amendments being made to Article "Fifth," which amendments the directors believe increase the Company's flexibility and its ability to respond to changing conditions. Accordingly, the proposed amendment to Article "Fifth" would eliminate the 80% supermajority requirement.

    On February 27, 1997, the Board of Directors unanimously adopted a resolution approving the foregoing amendment to Article "Fifth" of the Certificate of Incorporation and approving the submission of such amendment to the Company's stockholders.

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF 80% OF THE OUTSTANDING SHARES OF THE COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 3

                            AMENDMENT OF THE BY-LAWS

    This proposal would effect an amendment of the Company's By-Laws in two respects in a manner consistent with the proposed amendment of the Certificate of Incorporation.

    Article VI of the Company's By-Laws provides, in part, that the Board of Directors may not amend or repeal any By-Laws adopted by the stockholders of the Company. The complete text of Article VI of the Company's By-Laws, prior to amendment as proposed hereby, is included as Exhibit B to this Proxy Statement. Consistent with Proposal 2 concerning elimination of the corresponding section of the Certificate of Incorporation, the Board of Directors is proposing amendment of the By-Laws to eliminate such restriction in the By-Laws.

    Article VI of the By-Laws, as proposed to be amended, would read in its entirety as follows:

        These By-Laws may be amended or repealed and any By-Laws may be adopted at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed amendment or repeal, or By-Law or By-Laws to be adopted, be contained in that notice of such special meeting, by the affirmative vote of holders of two-thirds of the shares of the stock issued and outstanding and entitled to vote thereat (unless a greater percentage is provided herein), or at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice of the proposed amendment or repeal, or By-Law or By-Laws to be adopted, be contained in the notice of such special meeting, by the affirmative vote of two-thirds of the Board of Directors.

    Article III, Section 3 of the Company's By-Laws requires vacancies in the Board of Directors to be filled by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares entitled to vote in any election of directors. The Board of Directors believes that it is in the interest of the Company to (i) enable the Board of Directors to fill any vacancy as and when deemed by the Board of Directors to be necessary or desirable without the need to call a special meeting of stockholders, and (ii) increase the Board of Directors' flexibility in establishing the size of the Board of Directors and, in particular, electing additional Board members from time to time to fill any vacancy created by an increase in the size of the Board of Directors. Therefore, consistent with the amendments proposed to Article "Fifth" of the Certificate of Incorporation, the proposed amendment to Article III, Section 3 of the By-Laws would eliminate the requirement that 66 2/3% of the outstanding shares entitled to vote in any election is needed to fill any Board vacancies and would allow a majority of the directors to fill any vacancies that may arise. See "Election of Directors--Certain Voting Agreements" regarding certain agreements relating to the nomination of successors to directors who cease to hold office.

    The complete text of Article III, Section 3, prior to amendment as proposed hereby, is included as Exhibit C to this Proxy Statement. As proposed to be amended, Article III, Section 3, of the By-Laws would read in its entirety as follows:

        Section 3. VACANCIES. Newly created directorships resulting from any increase in the number of directors and any other vacancies on the Board of Directors, whether resulting from death, disability, resignation, disqualification, removal or any other circumstances, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified. Without limiting the generality of the foregoing, a vacancy shall also be deemed to exist if the stockholders fail at any annual meeting of stockholders at which any director or directors are required to be elected, to elect the full authorized number of directors to be voted for at that meeting.

    On February 27, 1997, the Board of Directors unanimously adopted a resolution approving the foregoing amendment to Article VI and Article III,
Section 3 of the By-Laws and approving the submission of such amendment to the Company's stockholders.

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF THE COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING AMENDMENT TO THE BY-LAWS.

                                   PROPOSAL 4

                      AMENDMENT OF 1994 STOCK OPTION PLAN

    The Company maintains the Henry Schein, Inc. 1994 Stock Option Plan ("Stock Option Plan") for the benefit of certain employees of the Company and its designated subsidiaries.

    The proposed amendment to the Stock Option Plan would increase the number of shares issuable upon the exercise of Class B Options granted under the Stock Option Plan by approximately 7.0% of the outstanding shares, or 1,600,000 shares. The proposed amendment would not change the number of shares issuable upon the exercise of Class A Options, the maximum number of which have been issued. The proposed amendment would also increase the maximum number of shares subject to options that may be granted to a participant in any fiscal year of the Company from 50,000 to 100,000.

    The first sentence of Section 5(b) of the Stock Option Plan, as proposed to be amended, would read in its entirety as follows:

        Subject to adjustment as provided in this Section 5, the maximum aggregate number of Shares that may be issued under the Plan shall be 2,279,635 shares of Common Stock of which a maximum of 237,897 of such Shares shall be covered by Class A Options and the balance of such Shares shall be covered by Class B Options.

    The first sentence of Section 5(c) of the Stock Option Plan, as proposed to be amended, would read in its entirety as follows:

        The Maximum number of Shares subject to any Option which may be granted under this Plan to each Participant on or after the HSI Public Offering shall not exceed 100,000 Shares (subject to any adjustment pursuant to Section 5(d)) during each fiscal year of HSI during the entire term of the Plan.

    The Board of Directors believes that it is desirable to increase the total number of shares available under the Stock Option Plan and to increase the maximum annual grants in order to attract, motivate and retain key employees or individuals that would be key employees of the Company and its designated subsidiaries.

    DESCRIPTION OF THE STOCK OPTION PLAN

    The purpose of the Stock Option Plan is to enable the Company and its designated subsidiaries to attract, retain and motivate key employees who are important to the success and growth of the Company and to create a mutuality of interest between the key employees and the stockholders of the Company by granting the key employees options to purchase Common Stock. Under the Stock Option Plan, as currently constituted, 679,635 shares of Common Stock may be issued. The Stock Option Plan provides for two classes of options: Class A Options, which have an exercise price of $4.21 per share, and Class B Options, which have an exercise price of not less than the fair market value of the Common Stock at the time of grant. Class A Options to purchase an aggregate of 221,397 shares of Common Stock are presently outstanding, and Class B Options to purchase an aggregate of 447,400 shares of Common Stock are presently outstanding. If options are canceled, expire or terminate unexercised, the shares of Common Stock shall again be available for the grant of options, provided that the number of shares covered by Class A Options shall be reduced by the number of Class A Options that are canceled, expire or are terminated. Both incentive stock options and non-qualified stock options may be issued under the Stock Option Plan.

    The maximum number of shares of Common Stock with respect to which options may be granted under the Stock Option Plan to each participant could not exceed 50,000 shares in 1996, and, unless the proposed amendment is approved, could not exceed 50,000 in each year thereafter. To the extent that shares for which options are permitted to be granted to a participant during a year are not covered by a grant of an option in such year, such shares shall automatically increase the number of shares of Common Stock available for grant of options to the participant in the subsequent year.

    The Stock Option Plan is to be administered by the Company's Board of Directors or by a committee appointed by the Board, consisting of two or more directors, each of whom qualifies as a disinterested person within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as an outside director within the meaning of Section 162(m) of the Code. The Stock Option Plan is currently administered by the Compensation Committee of the Board of Directors. The committee has the full authority and discretion, subject to the terms of the Stock Option Plan, to determine those individuals who are eligible to be granted options and the amount and type of options. Terms and conditions of options are set forth in written option agreements, consistent with the terms of the Stock Option Plan. No option shall be granted under the Stock Option Plan on or after September 30, 2004 (the tenth anniversary of the effective date of the Stock Option Plan), but options granted prior to such date may extend beyond that date.

    The Stock Option Plan provides that it may be amended by the Company's Board of Directors or the committee, except that no amendment may, without the approval of stockholders of the Company, (i) increase the total number of shares of Common Stock which may be acquired upon exercise of options granted under the Stock Option Plan, (ii) change the types of employees eligible to participate in the Stock Option Plan, (iii) effect any change that would require stockholder approval under securities laws, (iv) effect any change that would require stockholder approval under Section 162(m) of the Code or (v) reduce the purchase price of an outstanding option below the fair market value of a share of Common Stock on the date of such amendment.

    The options entitle the holder to purchase a specified number of shares of Common Stock, subject to vesting provisions, at a price set by the committee at the time of grant, subject to certain limitations. The term of each option will be specified by the committee upon grant, but may not exceed ten years from the date of grant (five years in the case of incentive stock options granted to owners of 10% or more of the Company's outstanding voting stock). The committee will determine the time or times at which each option may be exercised. Options may be exercisable in installments, and the exercisability of options may be accelerated in some cases, including upon a change of control of the Company (as defined in the Stock Option Plan).

    Under the Stock Option Plan, the committee may grant incentive stock options that qualify under Section 422 of the Code or non-qualified stock options. Incentive stock options are subject to certain requirements under the Stock Option Plan, as well as under the Code.

    A participant may elect to exercise one or more of his or her options by giving written notice to the committee of such election at any time. The participant shall specify the number of options to be exercised and provide payment in full of the aggregate purchase price for the shares of Common Stock for which options are being exercised. Payment may be made (i) in cash or by check, bank draft or money order, (ii) if so permitted by the committee, through delivery of unencumbered shares of Common Stock, a promissory note or a combination of cash and either of the foregoing, or (iii) on such other terms and conditions as may be acceptable to the committee or as set forth in the participant's option agreement. No options were granted to the Named Executive Officers, as that term is defined below, under the Stock Option Plan in 1996.

    In March, 1997, the Compensation Committee granted options for a total of 336,800 shares, including options to the following Named Executive Officers, at an exercise price of $24.56 per share: James Breslawski, 15,000 shares, Gerald Benjamin, 12.500 shares, Steven Paladino, 14,000 shares, and Mark Mlotek, 10,000 shares. All such grants are subject to approval of the amendment proposed hereby.

    Pursuant to the terms of the Proposed Acquisition of MBMI, the Company would assume the currently outstanding options to purchase MBMI common stock. At the closing of the Proposed Acquisition, such options would be converted to options to acquire up to 1,142,454 shares of Company Common Stock and would otherwise be governed by the terms of MBMI's stock option plans. Such options would not be issuable under or governed by the Stock Option Plan. Additionally, pursuant to the terms of the Haber Contract, upon completion of the Proposed Acquisition, Mr. Haber would be issued options having a value of $1,000,000 determined by application of the Black-Sholes formula and, thereafter, during the term of his employment with the Company, would be issued annual options, subject to achievement of certain performance goals. All such options would be issuable under the Stock Option Plan.

    A copy of the Stock Option Plan is available upon request from the Company.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES The principal Federal income tax consequences with respect to stock options granted pursuant to the Stock Option Plan are summarized below:

    INCENTIVE STOCK OPTIONS. Options granted under the Stock Option Plan may be incentive stock options as defined in the Code, provided that such options satisfy the requirements under the Code therefor. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to the Company. The sale of Common Stock received pursuant to the exercise of an option which satisfied all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the option price and will not result in a tax deduction to the Company. To receive incentive stock option treatment, the optionee must not dispose of the Common Stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted, or (ii) within one year after the date of exercise.

    If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Common Stock, but, in general, any gain (in an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise (or, with respect to officers and directors, the date that sale of such stock would not create liability ("Section 16(b) liability") under
Section 16(b) of the Exchange Act minus the option price or (ii) the amount realized on the disposition minus the option price) is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee's holding period for the stock disposed of. The Company generally will be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

    The Stock Option Plan provides that an optionee may, if permitted by the committee pay for Common Stock received upon the exercise of an option (including an incentive stock option) with other shares of Common Stock. In general, an optionee's transfer stock acquired pursuant to the exercise of a "statutory option," which includes an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option with the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

    NON-QUALIFIED STOCK OPTIONS. An optionee will realize no income at the time he or she is granted a non-qualified stock option. Such conclusion is predicated on the assumption that, under existing Treasury Department regulations, a non-qualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a non-qualified stock option is exercised. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the option price. The optionee's holding period with respect to the shares acquired will begin on the date of exercise.

    The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either long-term or short-term capital gain or loss, depending on the optionee's holding period for the stock disposed of. The Company generally will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option.

    CERTAIN OTHER TAX ISSUES. In addition, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable Federal tax rules (including, without limitation, Code Section 162(m) regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an option may have implications in the computation of alternative minimum taxable income, and (iii) in the event that the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under
Section 280G of the Code, which excess amounts may be subject to excise taxes.

    On February 27, 1997, the Board of Directors unanimously approved for submission to the stockholders the foregoing amendment to the 1994 Stock Option Plan.

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING AMENDMENT TO THE STOCK OPTION PLAN.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning annual and long-term compensation for the Company's Chief Executive Officer and the other four most highly paid executive officers (collectively, the "Named Executive Officers") for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996.

                                               ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                       -----------------------------------  ---------------------------------------
                                                             OTHER ANNUAL    RESTRICTED      STOCK         LTIP          OTHER
NAME AND PRINCIPAL                      SALARY      BONUS    COMPENSATION   STOCK AWARDS    OPTIONS      PAYOUTS     COMPENSATION
  POSITION                    YEAR        ($)        ($)        ($)(1)         ($)(2)         (#)         ($)(3)        ($)(4)
--------------------------  ---------  ---------  ---------  -------------  ------------  -----------  ------------  -------------

Stanley M. Bergman........       1996    504,050    298,523        19,343        --           --            --            37,023
  Chairman, Chief                1995    479,050    307,034        19,343        --           --            --            36,144
  Executive Officer and          1994    469,050    260,496       258,259        --           --         17,303,475       24,988
  President

James P. Breslawski.......       1996    285,000     65,000        14,400        --           --            --            20,970
  Executive Vice President       1995    270,782     66,000        13,500        --           --            --            21,458
                                 1994    257,782     60,000     1,000,364     1,171,788       --            382,618       19,184

Gerald A. Benjamin........       1996    220,000     60,000        14,400        --           47,200        --            16,545
  Senior Vice President of       1995    205,000     52,500        13,500        --           --            243,825       15,064
  Administration and             1994    185,000     42,500       189,714       220,761                                   13,722
  Customer Satisfaction

Steven Paladino...........       1996    220,000     62,500        14,400        --           --            --            16,264
  Senior Vice President          1995    205,000     52,500        13,500        --           54,700        --            14,812
  and Chief Financial            1994    185,000     42,500       189,714       220,761       --            243,825       13,496
  Officer

Mark E. Mlotek............       1996    225,000     50,000        14,400        --           --            --            16,566
  Vice President, General        1995    212,000     45,000        13,500        --           32,300        --             8,729
  Counsel and Secretary          1994      9,770     --            82,434        92,758       --            --            --

------------------------

(1) The 1994 amounts shown in this column include amounts recorded for each of Messrs. Breslawski, Benjamin and Paladino of $986,864, $175,674 and $175,674, respectively, to pay income taxes attributable to the stock issuances made to each of them in 1994. Mr. Bergman was given a cash bonus of $258,259 in 1994 to pay certain additional income taxes attributable to the certain stock issuances described below. The 1995 amount shown in this column for Mr. Mlotek comprised an amount recorded to pay income taxes attributable to stock issuances made to him in 1995.

(2) At the end of fiscal 1996, Messrs. Breslawski, Benjamin, Paladino and Mlotek held 195,822, 50,490, 50,490 and 14,850 shares of restricted common stock, respectively, with an aggregate value of $6,731,381, $1,735,594, $1,735,594 and $510,469 respectively.

(3) Mr. Bergman was issued 1,466,685 shares of Common Stock and was issued shares of common stock of Schein Pharmaceutical, Inc. on December 24, 1992. The value of these shares on September 30, 1994 was $17.3 million in the aggregate. These shares when issued had a value of $6.2 million and $2.6 million, respectively, the entire amount of which was charged as deferred compensation. The issuances to Mr. Bergman are being included herein at their fair market value on September 30, 1994 because, on that date, certain contingencies relating to the stock were eliminated and the shares became fully vested. Accordingly, the deferred compensation which was charged in 1992 and a mark-to-market adjustment to fair market value on such date was recorded in 1994. Mr. Breslawski received $382,618 in 1994 in satisfaction of his Executive Incentive Plan balance, payable with 30,294 shares of Common Stock with an aggregate value of $214,454 on December 31, 1994 and a $168,164 cash payment. Each of Messrs. Benjamin and Paladino received $243,825 in 1994 in satisfaction of their Executive Incentive Plan balance, payable with 19,305 shares of Common Stock with an aggregate value of $136,662 on December 31, 1994 and $107,163 in cash.

(4) The 1994 amounts shown in this column represent (i) profit sharing contributions made by the Company on behalf of Mr. Bergman and Mr. Breslawski of $9,434, on behalf of Mr. Benjamin of $7,519 and on behalf of Mr. Paladino of $7,524, (ii) Employee Stock Ownership Plan ("ESOP") contributions made by the Company on each executives' behalf of $4,500, and
    (iii) excess life insurance and Supplemental Executive Retirement Plan ("SERP") contributions of $1,186 and $9,868 for Mr. Bergman, $950 and $4,300 for Mr. Breslawski, $653 and $1,050 for Mr. Benjamin, and $422 and $1,050 for Mr. Paladino, respectively. The 1995 amounts shown in this column represent (i) profit sharing contributions made by the Company on behalf of each of Messrs. Bergman, Breslawski, Benjamin and Paladino of $6,000 and on behalf of Mr. Mlotek of $4,566, (ii) ESOP contributions made by the Company on behalf of each of Messrs. Bergman, Breslawski, Benjamin and Paladino of $4,500 and on behalf of Mr. Mlotek of $3,425, (iii) excess life insurance and SERP contributions of $2,610 and $23,034 for Mr. Bergman, $1,003 and $8,455 for Mr. Breslawski, $714 and $3,850 for Mr. Benjamin, $462 and $3,850 for Mr. Paladino, and $738 and $0 for Mr. Mlotek, respectively, and (iv) an anniversary bonus to Mr. Breslawski of $1,500. The 1996 amounts shown in this column represent (i) profit sharing contributions made by the Company on each executive's behalf of $6,000, (ii) ESOP contributions made by the Company on each executive's behalf of $4,500, and (iii) excess life insurance and SERP contributions of $1,740 and $24,783 for Mr. Bergman, $1,020 and $9,450 for Mr. Breslawski, $795 and $5,250 for Mr. Benjamin, $514 and $5,250 for Mr. Paladino, and $816 and $5,250 for Mr. Mlotek, respectively.

AGGREGATED FISCAL 1996 YEAR-END OPTION VALUES

    The following table summarizes the number of all shares subject to options held by the Named Executive Officers at the end of fiscal 1996, and their value at that date if they were in-the-money. No stock options were exercised in fiscal 1996.

                                                                                         VALUE OF UNEXERCISED
                                                                                   IN-THE-MONEY OPTIONS AT 12/28/96
                                               NUMBER OF SECURITIES         -----------------------------------------------
                                              UNDERLYING UNEXERCISED
                                               OPTIONS AT 12/28/96                EXERCISABLE            UNEXERCISABLE
                                        ----------------------------------  -----------------------  ----------------------
                 NAME                   EXERCISABLE (#)  UNEXERCISABLE (#)  SHARES (#)   TOTAL ($)   SHARES (#)   TOTAL ($)
--------------------------------------  ---------------  -----------------  -----------  ----------  -----------  ---------

Gerald A. Benjamin....................        35,533            11,667          35,533    1,034,173      11,667     224,590

Steven Paladino.......................        38,033            16,667          38,033    1,082,298      16,667     320,840

Mark E. Mlotek........................        23,966             8,334          23,966      694,787       8,334     160,430

EMPLOYMENT AND OTHER AGREEMENTS

    The Company and Stanley M. Bergman entered into an employment agreement dated as of January 1, 1992 (the "Employment Agreement"), providing for his continued employment as Chairman of the Board, President and Chief Executive Officer until December 31, 1999. The Employment Agreement provides Mr. Bergman with a base salary of $519,050 for 1997, $544,050 for 1998, and $559,050 for
1999. In addition, the Employment Agreement provides for incentive compensation to be determined by the Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, the

Board of Directors). Based on the range of incentive compensation provided for in the employment agreement, it is anticipated that incentive compensation for 1997 will be in the range of $75,000 to $445,000. The range of incentive compensation increases to $80,000 to $465,000 in 1998, and $85,000 to $485,000
in 1999. The Employment Agreement also provides that Mr. Bergman will continue to participate in all benefit, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers. The Company provides Mr. Bergman with the use of an automobile and expenses related thereto, and other miscellaneous benefits. If Mr. Bergman's employment with the Company is terminated by the Company without cause or terminated by Mr. Bergman following a material breach by the Company of the Employment Agreement which is not cured during the requisite period for cure of such breach, Mr. Bergman will receive all amounts then owed to him as salary and deferred compensation and any benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In addition, Mr. Bergman will receive as severance pay, 100% of his then annual base salary and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company, in each case assuming the Company would have continued contributions until the natural expiration of the Employment Agreement, less Mr. Bergman's vested account balance or accrued benefits under each pension plan. Unless the Employment Agreement is terminated for cause or pursuant to Mr. Bergman's voluntary resignation, the Company will continue the participation of Mr. Bergman and his family in the health and medical plans, policies and programs in effect with respect to senior executive officers of the Company and their families. Coverage for Mr. Bergman and his spouse will continue from the end of Mr. Bergman's employment until their respective deaths, and coverage for his children will continue until their attainment of the age of twenty-one.

    The Company has entered into agreements with the Named Executive Officers to provide that if an executive's employment is terminated by the Company or by the executive without cause or for good reason, respectively, and not within two years after a change in control of the Company, the Company will pay to the executive severance pay equal to one month's base salary for each month the executive has been employed by the Company, with a minimum of six months and a maximum of twelve months, subject to offset for remuneration for subsequent employment. If the executive is terminated within two years following a change in control of the Company which has not been approved by a supermajority of the Board of Directors, the executive's severance pay will equal three times the severance pay the executive would have received had no change of control occurred, plus three times the amount of executive's incentive bonus for the year preceding the year of termination.

    In September 1994, the Company, Schein Pharmaceutical, Inc. and Marvin Schein, a director and principal stockholder of the Company, agreed to terminate a lifetime consulting agreement entered into in 1982 between the Company's predecessor and Mr. Schein, and the Company and Mr. Schein agreed to continue the consulting arrangement on the terms set forth in a new lifetime consulting agreement (the "Consulting Agreement"). The current Consulting Agreement modified certain of the terms of the 1982 agreement, including the elimination of a provision limiting Mr. Schein's compensation to $100,000 per annum if the Company's pre-tax income were less than $3.5 million for two consecutive years. The 1982 agreement provided, and the current Consulting Agreement provides, for Mr. Schein's consulting services to the Company with respect to the marketing of dental supplies and equipment, from time to time. The consulting Agreement currently provides for initial compensation of $258,000 per year, increasing $25,000 every fifth year beginning in 1997. The Consulting Agreement also provides that Mr. Schein will participate in all benefit, compensation, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers, excluding the Company's Stock Option Plan, that Mr. Schein's spouse, and his children until they attain the age of 21, will be covered by the Company's health plan, and that the Company will provide Mr. Schein with the use of an automobile and expenses related thereto. The Consulting Agreement was originally entered into as part of a recapitalization of the Company's predecessor in 1982 among Mr. Schein and its other stockholders, and to secure for the Company the consulting services of Mr. Schein, who had served the Company in various executive capacities for more than the prior twenty years.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Committee has responsibility for the philosophy, competitive strategy, design, and administration of the Company's compensation program for its executive officers (including the Named Executive Officers). The Committee seeks to ensure that the executive officer compensation program is competitive in level and structure with the programs of comparably-sized businesses and that it is supportive of the Company's financial and operating objectives and aligned with the financial interests of the Company's stockholders. The Company and the Compensation Committee have retained the services of an independent executive compensation consulting firm for advice regarding the competitive structure and administration of the officer compensation program.

    PHILOSOPHY AND PROGRAM COMPONENTS

    The Company's executive officer compensation program is structured to enable the Company to attract and retain the caliber of officers needed to ensure the Company's continued growth and profitability and to competitively compensate them based on their and the Company's performance and on the longer-term value they create for the Company's stockholders. The components of the officer compensation program consist of base salary, annual bonuses paid under the Company's annual Performance Incentive Plan, and periodic grants of stock options.

    The Company measures the competitiveness of its compensation program relative to the practices of other companies with annual revenues comparable to those of the Company. The Committee has adopted a philosophy which would seek to set salaries so as to be competitive within the 50th to 75th percentiles of practices at companies with annual revenues comparable to those of the Company. The philosophy also aims to structure Annual Performance Incentive Plan award opportunities so that an officer's salary plus annual bonus will fall within the 50th to 75th percentiles of competitive practices, assuming the Company's achievement of annual financial performance targets established by the Committee at the start of the year, and the achievements of the individual officer, evaluated against pre-established goals and objectives, Stock option grants would similarly be administered with reference to the 50th and 75th percentiles of option granting practices for companies of comparable revenue size.

    BASE SALARY

    The Company annually reviews officer salaries and makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases are generally approved during the first quarter of the calendar year retroactive to January 1 of the year. The 1996 salaries of the Named Executive Officers, excluding Mr. Bergman, the Company's Chief Executive Officer, were increased by an average of 6.5%. The Committee was advised by its consultant that such officers' average 1996 salaries approximated the 65th percentile of competitive practices. Mr. Bergman's 1996 salary was increased pursuant to the terms of his employment agreement.

    ANNUAL INCENTIVE COMPENSATION

    Annual incentive compensation for executive officers, other than Mr. Bergman, are paid under the Company's Performance Incentive Plan (PIP) which is designed to reward the achievement of pre-established corporate, business unit and individual performance goals so as to compensate them for both their individual performance and team financial results. The Chief Executive Officer annually determines those who will participate in the PIP and they are notified of their participation at the beginning of each year. The Chief Executive Officer determines the PIP performance goals for officers who report directly to him and determines goals for other participants in consultation with their supervisors. Performance goals are reviewed at mid-year to ensure their continued relevance.

    During the first quarter of the year, the Chief Executive Officer reviews financial and individual performance relative to PIP performance measures, standards and award payment opportunities established early in the prior year, and determines PIP award payments. The Chief Executive Officer reviews the performance achievements of the Company, its business units, and the executive officers, and the proposed PIP awards for executive officers, with the Compensation Committee which must approve the payment of these awards. PIP payments for 1996 performance for the Named Executive Officers, other than Mr. Bergman, were based on (1) the Company's 1996 net income measured against pre-established goals, (2) overhead expense measured against budgeted amounts,
(3) achievement of customer service commitment goals, and (4) 'Team Schein' goals reflecting the professional growth and development of staff members and the promotion and support of the Company's cultural values. In addition, Mr. Breslawski's bonus reflected the sales and pretax income performance of the business units he manages.

    PIP payments for 1996 for the Named Executive Officers other than Mr. Bergman ranged from 22% to 28% of salary and averaged 25%. The Committee's compensation consultant has advised it that the average 1996 salary plus 1996 bonus for these four executive officers approximated the 25th percentile of annual cash compensation at businesses of comparable size.

    STOCK OPTIONS

    No stock options were granted to executive officers in fiscal 1996. The Company and the Committee believe that stock options directly align the long-term financial interests of the Company's officers and stockholders and intend to make grants on an annual basis commencing in 1997. In March 1997, the Committee granted options for a total of 336,800 shares, including options to the following Named Executive Officers, at an exercise price of $24.56 per share: James Breslawski, 15,000 shares, Gerald Benjamin, 12,500 shares, Steven Paladino, 14,000 shares, and Mark Mlotek, 10,000 shares. All such grants are subject to stockholder approval of an amendment of the 1994 Stock Option Plan.

    THE CHIEF EXECUTIVE OFFICER

    Mr. Bergman's 1996 salary of $504,050 was set in accordance with the terms of his employment contract. The contract also provides that Mr. Bergman's bonus be within a specified range based on the Company's performance as determined by the Committee. The Committee awarded Mr. Bergman an annual bonus of $288,523 with respect to 1996. In making its bonus determination, the Committee evaluated the Company's 1996 net operating income relative to target ranges set forth in Mr. Bergman's contract. These target ranges were adjusted to reflect the cost of capital related to stock issuances at the Company's average borrowing rate.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the Named Executive Officers, unless such compensation is performance-based and paid pursuant to criteria approved by the stockholders. The Committee believes that annual bonuses paid under the PIP, and pursuant to Mr. Bergman's contract, are perform-ance-based in accordance with Section 162(m), although these arrangements have not been approved by the stockholders. Since the 1996 compensation paid to each of the Named Executive Officers does not exceed $1 million, all of these payments will be tax deductible by the Company. The Committee will continue to consider 162(m) in making its compensation decisions so as to ensure the deductability of future compensation paid to Named Executive Officers.

                                          Respectfully submitted,
                                          BARRY J. ALPERIN
                                          DONALD J. KABAT

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Stanley M. Bergman, James P. Breslawski, Gerald A. Benjamin, Leonard A. David, Mark E. Mlotek and Steven Paladino are executive officers of the Company and members of the Board of Directors which approved incentive compensation for the Named Executive Officers for fiscal 1996 based upon the recommendations of the Compensation Committee. None of the Named Executive Officers participated in any deliberations of the Board of Directors with respect to their own compensation for fiscal 1996.

                              CERTAIN TRANSACTIONS

    In the ordinary course of its business, the Company buys products from and sells products to Schein Pharmaceutical, Inc. in arms-length transactions. In 1996, the Company's purchases from Schein Pharmaceutical, Inc. amounted to approximately $7.0 million. Certain of the Company's stockholders and directors, including Stanley M. Bergman, Marvin H. Schein, Pamela Schein, and Pamela Joseph, and related persons thereto, own approximately 70% of the outstanding shares of common stock of Schein Pharmaceutical, Inc.

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on $100 invested on November 3, 1995, the date of the initial public offering of the Company's Common Stock, through the end of fiscal 1995, and through the end of fiscal 1996, with the cumulative total return for the same periods on the same amount invested in the Nasdaq Stock Market (U.S. Companies) Composite Index and an index of peer companies selected by the Company. The Peer Group Index consists of 27 companies (including the Company) based on the same Standard Industrial Code.*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            HENRY SCHEIN, INC.  SIC CODE INDEX    NASDAQ MARKET INDEX
11-3-95                 100.00           100.00                  100.00
30-Dec-95               129.67           108.16                  101.13
12-28-96                151.65           103.14                  125.67

                               November 3, 1995     December 30, 1995     December 28, 1996
 Henry Schein, Inc.                 100.00                129.67                151.65
 Peer Group                         100.00                108.16                103.14
 NASDAQ Composite                   100.00                101.13                125.67

------------------------

* Allegiance Corporation, American Homepatient, Inc., BEC Group, Inc., Biodynamics International Inc., Cantel Industries, Inc., Cyberonics Inc., Electroscope, Inc., Elron Electronic Industries Ltd., ESC Medical Systems Ltd., Graham-Field Health Products, Inc., Gulf South Medical Supply, Henry Schein, Inc., Innovative Medical Services, Micro Bio-Medics, Inc., Netmed Inc., Novoste Corporation, Owens & Minor, Inc., Patterson Dental Company, Physician Sales & Services, Inc., Prime Capital Corporation, Pro-Dex Inc., Strategic Distribution, Inc., Suburban Ostomy Supply Co., Inc., Sullivan Dental Products, Inc., Thermo-Mizer Environmental Corp., US-China Industrial Exchange, Inc., Vallen Corporation.

                                   PROPOSAL 5
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP as independent auditors for the Company for the year ending December 27, 1997, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO Seidman, LLP, another firm of independent public accountants will be selected by the Board of Directors. Representatives of BDO Seidman, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders in attendance.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 27, 1997.

                      VOTING OF PROXIES AND OTHER MATTERS

    The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

    The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

    A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection on May 12, 1997 at the Company's headquarters located at 135 Duryea Road, Melville, New York 11747.

                             STOCKHOLDER PROPOSALS

    Stockholders wishing to present proposals for action by the stockholders at the next Annual Meeting must present such proposals at the principal offices of the Company not later than December 24, 1997. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STANLEY M. BERGMAN
                                          Chairman, Chief Executive Officer
                                            and President

Melville, New York
April 23, 1997

                               INDEX TO EXHIBITS

Exhibit A:  Article Fifth of the Company's Restated Certificate of Incorporation Prior to
            the Proposed Amendment

Exhibit B:  Article VI of the Company's Amended and Restated By-Laws Prior to the Proposed
            Amendment

Exhibit C:  Article III, Section 3 of the Company's Amended and Restated By-Laws Prior to
            the Proposed Amendment

                                                                       EXHIBIT A

              ARTICLE FIFTH OF THE COMPANY'S RESTATED CERTIFICATE
                OF INCORPORATION PRIOR TO THE PROPOSED AMENDMENT

FIFTH:

    A. The business and affairs of the Corporation shall be managed by its Board of Directors whose members need not be residents of the State of Delaware nor stockholders of the Corporation. The number of directors which shall constitute the entire Board of Directors shall be no less than five and no more than 11 through December 31, 1998; thereafter the number of directors which shall constitute the entire Board of Directors shall be nine.

    B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

        1. To adopt, amend or repeal any By-Law (PROVIDED, HOWEVER, that (a) any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any by-laws may be adopted, by the stockholders of the Corporation and (b) the Board of Directors may not amend or repeal any By-Law adopted by the stockholders of the Corporation);

        2. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

        3. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

        4. By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in such resolution or in the By-Laws of the Corporation, shall have and may exercise all the powers and the authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

    C. The affirmative vote of the holders of 80% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article FIFTH.

                                                                       EXHIBIT B

                ARTICLE VI OF THE COMPANY'S AMENDED AND RESTATED
                    BY-LAWS PRIOR TO THE PROPOSED AMENDMENT

    These By-Laws may be amended or repealed and any By-Laws may be adopted at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed amendment or repeal, or By-Laws or By-Laws to be adopted, be contained in that notice of such special meeting, by the affirmative vote of holders of two-thirds of the shares of the stock issued and outstanding and entitled to vote thereat (unless a greater percentage is provided herein), or at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice of the proposed amendment or repeal, or By-Law or By-Laws to be adopted, be contained in the notice of such special meeting, by the affirmative vote of two-thirds of the Board of Directors, provided that the Board of Directors may not amend or repeal any By-Laws adopted by the stockholders of the Corporation.

                                                                       EXHIBIT C

          ARTICLE III, SECTION 3 OF THE COMPANY'S AMENDED AND RESTATED BY-LAWS PRIOR TO THE PROPOSED AMENDMENT

    Section 3. VACANCIES. Subject to the provisions of the Corporation's Restated Certificate of Incorporation and except as otherwise provided by law, vacancies in the Board of Directors may be filled by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares entitled to vote in any election of directors, and any director so chosen shall hold office for the remainder of the full term of the director whose place he or she has been elected to fill and until his or her successor shall be elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by law.

    Further subject to the Corporation's Restated Certificate of Incorporation, a vacancy or vacancies shall be deemed to exist in case of the death, resignation or removal of any director, or if the stockholders fail at any annual meeting of stockholders at which any director or directors are required to be elected, to elect the full authorized number of directors to be voted for at that meeting, or if there are newly created directorships resulting from any increase in the authorized number of directors.

                               HENRY SCHEIN, INC.
                                135 DURYEA ROAD
                            MELVILLE, NEW YORK 11747

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 18, 1997, hereby appoints Stanley M. Bergman and Mark E. Mlotek, as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of Henry Schein, Inc. held of record by the undersigned on April 1, 1997, at the Annual Meeting of Stockholders to be held at 4:00 pm on Thursday, May 22, 1997 at the Huntington Hilton, 598 Broadhollow Road, Melville, New York and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

    HENRY SCHEIN, INC.'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS

1. PROPOSAL TO ELECT ELEVEN DIRECTORS FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING.

     / / FOR all nominees listed below                                   / / WITHHOLD AUTHORITY
        (except as marked to the contrary)                                       to vote for all nominees listed below

 Stanley M. Bergman, James P. Breslawski, Gerald A. Benjamin, Leonard A. David,
                        Mark E. Mlotek, Steven Paladino,
 Barry J. Alperin, Pamela Joseph, Donald J. Kabat, Marvin H. Schein and Irving
                                    Shafran

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

2.  PROPOSAL TO APPROVE AMENDMENT OF CERTIFICATE OF INCORPORATION

         / / FOR                 / / AGAINST                / / ABSTAIN

3.  PROPOSAL TO APPROVE AMENDMENT OF THE BY-LAWS

         / / FOR                 / / AGAINST                / / ABSTAIN

4.  PROPOSAL TO APPROVE AMENDMENT OF THE 1994 STOCK OPTION PLAN

         / / FOR                 / / AGAINST                / / ABSTAIN

5. PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 27, 1997.

         / / FOR                 / / AGAINST                / / ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.
                                          Please sign exactly as names appear on
                                          this proxy. Where shares are held by
                                          joint tenants, both should sign. If
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by president or other
                                          authorized person. If a partnership,
                                          please sign in partnership name by an
                                          authorized person.
                                          Dated: _______________________________
                                          ______________________________________
                                                       (Signature)

                                          PLEASE MARK, SIGN, DATE AND RETURN
                                          THIS
                                          PROXY PROMPTLY USING THE ENCLOSED
                                          ENVELOPE.